Exhibit 99.1

2008-25

NEWS RELEASE

HECLA REDUCES BRIDGE LOAN TO $40 MILLION,

EXTENDS FINAL MATURITY DATE

FOR IMMEDIATE RELEASE

October 16, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced it has repaid $200 million of the $240 million bridge loan used to acquire the remaining 70.27% of the Greens Creek joint venture. The loan agreement has been amended to extend the maturity date for the remainder of the bridge loan to February 16, 2009, subject to conditions set forth in the agreement.

In addition to the repayment of the bridge loan, Hecla repaid, as scheduled, $18.3 million of the term loan in September, reducing its outstanding balance to $121.7 million. Between the bridge and term loans the company has $161.7 million in debt outstanding. The amended loan agreement provides for an interest rate on the term loan of between 2.25% and 3% over LIBOR, depending on the company’s leverage ratio, and an interest rate of LIBOR plus 6% on the outstanding bridge loan balance.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “While we had sufficient cash on our balance sheet at quarter end to repay the entire bridge loan, in these times of tight credit we elected to extend the maturity of the bridge loan to maintain additional liquidity. We will continue to look at ways to enhance our liquidity with solid mine plans, temporary budget reductions particularly in capital and exploration spending, and potential amendments to the payback schedule of our term loan facility.”

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Vicki Veltkamp, vice president - investor and public relations, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612